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Exhibit 5.4

[OGILVY RENAULT LETTERHEAD]

Montréal, May 5, 2004

Merrill Lynch, Pierce, Fenner & Smith Incorporated
ABN AMRO Incorporated
CIBC World Markets Corp.
Citigroup Global Markets Inc.
Credit Suisse First Boston LLC
Deutsche Bank Securities
HSBC Securities (USA) Inc.
J.P. Morgan Securities Inc.
National Bank Financial Inc.
RBC Capital Markets Corporation
Scotia Capital (USA) Inc.
TD Securities (USA) Inc.

(Collectively, the "Underwriters")

c/o	Merrill Lynch, Pierce, Fenner & Smith Incorporated 4 World Financial Center New York, New York 10080
("Merrill Lynch")

Dear Sirs:

Re: Québec / US$1,000,000,000 4.875% Global Notes Series PY due May 5, 2014

With reference to the issue and sale by Québec to the Underwriters of US$1,000,000,000 principal amount of Québec's 4.875% Global Notes Series PY due May 5, 2014 (the "Notes"), we have examined, among other things, the following:

(a)
a copy of Registration Statements Nos. 333-12082 and 333-13626 of Québec filed with the Securities and Exchange Commission (the "SEC") on June 2, 2000 and June 15, 2001, respectively (such Registration Statements and all materials incorporated therein by reference being hereinafter called the "Registration Statements");

(b)
a copy of the prospectus dated June 19, 2001 forming part of the Registration Statement and all materials incorporated by reference therein and of the prospectus supplement relating to the Notes and dated April 26, 2004 (such prospectus, material and prospectus supplement being hereinafter called the "Prospectus");

(c)
a signed copy of the Underwriting Agreement entered into between Merrill Lynch, Credit Suisse First Boston LLC, CIBC World Markets Corp., Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Putnam Lovell NBF Securities Inc., RBC Capital Markets Corporation (formerly RBC Dominion Securities Corporation) and Scotia Capital (USA) Inc. and Québec dated December 11, 2003 (the "Underwriting Agreement") and a signed copy of the Terms Agreement dated April 26, 2004 (the "Terms Agreement") executed between Québec and Merrill Lynch, personally and as the Representative of the Underwriters;

(d)
a signed copy of the Fiscal Agency Agreement dated May 5, 2004 between Québec and JPMorgan Chase Bank (the "Fiscal Agency Agreement");

(e)
a specimen of the Global Notes (as defined in the Fiscal Agency Agreement);

(f)
copies of Orders in Council Nos 690-99, 1093-99, 43-2000, 792-2000, 384-2001, 808-2002 and 666-2003 passed by the Gouvernement du Québec on June 16, 1999, September 22, 1999, January 19, 2000, June 21, 2000, April 4, 2001, June 26, 2002 and June 18, 2003, respectively, in relation to the Registration Statements and with respect to the authorization of the issue and sale of the Notes under Order in Council No 663-2003 passed by the Gouvernement du Québec on June 18, 2003, as certified by an authorized representative of Québec as of the date hereof (collectively the "Orders in Council");

(g)
a copy of ministerial order No. FIN-3 of the Minister of Finance of Québec dated July 7, 2003 (the "Ministerial Order") authorizing, inter alia, certain persons to conclude and sign on behalf of Québec borrowing transactions and certain means to sign any debt security and any documents related to a borrowing transaction and a signed copy of a letter dated April 26, 2004 addressed to Mr. Michel Robitaille, Delegate General in New York, authorizing certain persons to sign on behalf of Québec all documents relating to the issuance and sale of the Notes, as certified by an authorized representative of the Ministère des Finances of Québec as of the date hereof;

(h)
a signed copy of a letter dated December 11, 2003, addressed to Michel Robitaille, Delegate General in New York, authorizing certain persons to sign the Underwriting Agreement on behalf of Québec;

(i)
a certificate, dated May 5, 2004, of an authorized representative of the Ministère des Finances of Québec pursuant to Section 5(g) of the Underwriting Agreement and certifying the compliance of the issuance of the Global Notes with Order in Council No 666-2003;

(j)
a certificate of an authorized representative of the Ministère des Finances of Québec dated May 5, 2004 as to the delivery of the Notes and as to the amount of other debt securities of Québec outstanding on the date hereof and certifying that each of the Underwriting Agreement, the Terms Agreement, the Fiscal Agency Agreement and the Notes were signed and delivered outside Québec;

(k)
certificates of incumbency dated December 11, 2003 and May 5, 2004 relating to the names and titles of persons signing documentation relating to the Notes on behalf of Québec;

(l)
the legislative authority under which the Notes are issued and sold by Québec (the "Legislative Authority");

(m)
the English translations of the Orders in Council and the Ministerial Order;

(n)
the Taxation Act (Québec), the Income Tax Act (Canada) (the "Canadian Tax Act"), the specific proposals to amend the Canadian Tax Act and the Regulations adopted thereunder publicly announced prior to the date hereof; and

(o)
such other documents and legislation as we have seen fit to examine for the purpose of this opinion.

Based on the foregoing, we advise you that, in our opinion:

(i)
the Notes have been duly authorized and have been duly executed, issued, authenticated and delivered in accordance with the laws of Québec and the Legislative Authority, the Ministerial Order and the Orders in Council applicable thereto, and the Notes and the covenants therein contained constitute valid and legally binding, unsecured and unconditional general obligations of Québec, for the payment and performance of which the full faith and credit of Québec have been pledged; and the Notes will be enforceable against Québec in accordance with their terms, subject to the qualifications set forth in paragraph (v) herein, and subject furthermore to the provisions of Book X, Title Four of the Civil Code of Québec whereby, in recognizing and enforcing a decision rendered by a court outside Québec for a sum of money expressed in foreign currency, a Québec court will convert that sum of money in Canadian currency at the rate of exchange prevailing on the day such decision becomes enforceable at the place where it was rendered and whereby, in the cases listed below, a decision rendered by a court outside Québec could not be recognized and, where applicable, declared enforceable by a Québec court:

1.
the court rendering the decision had no jurisdiction under the provisions of the Civil Code of Québec;

2.
the decision is not final or enforceable at the place where it was rendered, is in contravention of fundamental principles of procedure, or is manifestly inconsistent with public order as understood in international relations;

  3.
  a decision on the same matter either (i) is pending before or has been rendered by a Québec court or (ii) has been rendered by a foreign tribunal and is recognizable in Québec;

  4.
  the decision enforces obligations resulting from taxation laws of a foreign country which does not itself recognize and enforce taxation obligations resulting from Québec law; or

  5.
  the decision is rendered by default and the act of procedure initiating the proceedings was not duly served on the defaulting party;

(ii)
the Notes rank equally among themselves and with the other debt securities issued by Québec and outstanding on the date hereof and all funds required to make payments in respect of the Notes will be a charge on, and payable from, the Consolidated Revenue Fund of Québec;

(iii)
the Underwriting Agreement, the Fiscal Agency Agreement and the Terms Agreement have been duly authorized, executed and delivered by Québec in accordance with the Orders in Council and the Ministerial Order;

(iv)
all necessary action has been duly taken by or on behalf of Québec and all necessary authorizations and approvals under the laws of Québec have been duly obtained, for the authorization, execution and delivery by Québec of the Underwriting Agreement, the Fiscal Agency Agreement, the Terms Agreement and the Notes, and for the issuance and sale of the Notes pursuant to the Underwriting Agreement, the Terms Agreement and the Fiscal Agency Agreement, and there are no laws of Canada applicable to any such authorization, execution, delivery, issuance or sale and no authorizations or approvals under the laws of Canada are necessary therefor;

(v)
Québec does not enjoy, under the laws of Québec and the laws of Canada applicable therein, a right of immunity from suit, on the ground of sovereignty or otherwise, in respect of its obligations under the Underwriting Agreement, the Fiscal Agency Agreement, the Terms Agreement and the Notes, subject to the following qualifications:

1.
the provisions of the Code of Civil Procedure of Québec which bar extraordinary recourses (quo warranto, mandamus and evocation) and provisional remedies (injunction, seizure of assets before judgment and sequestration) against the Gouvernement du Québec; and

2.
the general immunity of the State from compensation, set-off, acquisitive prescription, attachment and execution on a judgment; and

(vi)
there are no withholding taxes payable under the laws of Canada or Québec in respect of any Notes or premium, if any, or interest thereon. There are no other taxes on income or capital gains payable under the laws of Canada or of Québec in respect of any Notes or premium, if any, or interest thereon by an owner who is not, nor is deemed to be, a resident of Canada and who does not use or hold, and is not deemed to use or hold, any Notes in or in the course of carrying on a business in Canada and is not an insurer carrying on an insurance business in Canada and elsewhere and is not an authorized foreign bank carrying on a bank business in Canada within the meaning of the Canadian Tax Act. There are no estate taxes or succession duties imposed by Canada or Québec in respect of any Notes or premium, if any, or interest thereon.

During the course of the preparation of the Registration Statements and the Prospectus, we participated in conferences and discussions with representatives of Québec, their counsel, yourselves and your United States counsel at which the content of the Prospectus and certain related matters were discussed. Furthermore, between the date of the prospectus supplement mentioned in paragraph (b) above and the time of delivery of this letter, we participated in further discussions with representatives of Québec, their counsel, yourselves and your United States counsel and we reviewed certificates of certain officials of Québec and opinions of their counsel.

Based upon such participation and upon our examination of the documents referred to above, we have no reason to believe that, as of April 26, 2004, either the Registration Statement or the Prospectus contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and on the basis of our involvement in the preparation of the Registration Statements and the Prospectus, we have no reason to believe that the Prospectus, as of the date and time of delivery of this letter, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Our opinion with respect to Canadian taxes under the caption "Description of the Securities — Canadian Taxes on Debt Securities" and "Tax Matters — Canadian Federal Income Taxation" in the Prospectus is accurately described therein; in our opinion, the descriptions in the Registration Statement and Prospectus of statutes, legal and governmental proceedings and contracts and other documents are accurate and fairly present the information required to be shown; and we do not know of any legal or governmental proceedings required to be described in the Prospectus which are not described as required, nor of any contracts or documents of a character required to be described in the Registration Statement or Prospectus or to be filed as exhibits to the Registration Statement which are not described and filed as required.

The limitations inherent in the independent verification of factual matters and the character of determinations involved in the registration process are such, however, that we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Prospectus, except for those made in the Prospectus under the caption "Description of the Securities", "Description of Notes", "Underwriting" and "Plan of Distribution" insofar as they relate to provisions of documents therein described and to the Notes.

It should be noted with respect to the foregoing opinions that:

(a)
the foregoing opinions are limited to the laws of Québec and the laws of Canada applicable therein;

(b)
we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original of all documents submitted to us as certified, photocopied or facsimile copies;

(c)
insofar as it relates to the due execution of the Notes, we have examined only the specimen of the Global Notes referred to in paragraph (e) above, and have assumed (without independently verifying these assumptions) that such Global Notes conform to such specimen and that the certificate of authentication on such Global Notes has been manually signed on behalf of the Registrar (as defined in the Fiscal Agency Agreement) by a person duly authorized for such purpose;

(d)
we have assumed that the Underwriting Agreement has been duly authorized, executed and delivered by the Underwriters and that the Terms Agreement has been duly authorized, executed and delivered by Merrill Lynch and that the Fiscal Agency Agreement has been duly authorized, executed and delivered by the Registrar (as defined in the Fiscal Agency Agreement);

(e)
the foregoing opinions are subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally, to general equitable principles, including certain equitable principles contained in the Civil Code of Québec, and to the fact that certain recourses, such as specific performance or injunction proceedings, are ordered in the discretion of a court of competent jurisdiction. The foregoing opinions are furthermore subject to the following qualifications:

1.
the Civil Code of Québec provides that notwithstanding the designation in a contract of the laws of Québec as being the governing laws, if the laws of Québec invalidate the designation, the courts apply the laws of the country with which the act is most closely connected (within the meaning of the Civil Code of Québec), in view of its nature and the attendant circumstances;

2.
under the provisions of the Currency Act (Canada), the courts are precluded from rendering any monetary judgment in any currency other than the lawful currency of Canada; and

(f)
we have assumed that the specific proposals to amend the Canadian Tax Act and the Regulations thereunder referred to in paragraph (n) above will be enacted in their present form as of the date of such proposals.

The foregoing opinions are expressed solely for the benefit of the addressees in connection with the proposed issue of the Notes. They are not to be transmitted to any other person, nor are they to be relied upon by any other person or for any other purpose or referred to in any public document or filed with any government agency or other person without our prior written consent.

Yours very truly,

/s/ Ogilvy Renault

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[OGILVY RENAULT LETTERHEAD]